Contact:	Arash A. Khazei Chief Financial Officer United PanAm Financial Corp. Tel: 949.224.1227 e-mail: akhazei@upfc.com

News Release

UNITED PANAM FINANCIAL CORP. ANNOUNCES
THIRD QUARTER 2007 RESULTS

Irvine, California - October 22, 2007 - United PanAm Financial Corp. (Nasdaq: UPFC) today announced results for its third quarter ended September 30, 2007.

For the quarter ended September 30, 2007, UPFC reported income of $2.6 million from continuing operations, compared with income of $4.5 million for the same period a year ago. Interest income increased 17.5% to $59.7 million for the quarter ended September 30, 2007 from $50.8 million for the same period a year ago. UPFC reported income of $0.16 per diluted share from continuing operations for the quarter ended September 30, 2007 compared to $0.25 per diluted share for the same period a year ago.

For the nine months ended September 30, 2007, UPFC reported income of $10.2 million from continuing operations, compared to income of $18.0 million for the same period a year ago. Interest income increased 18.8% to $170.0 million for the nine months ended September 30, 2007 from $143.1 million for the same period a year ago. UPFC reported income of $0.62 per diluted share from continuing operations for the nine months ended September 30, 2007 compared to $0.95 per diluted share for the same period a year ago.

UPFC purchased $149.3 million of automobile contracts during the third quarter of 2007, compared with $139.6 million during the same period a year ago, representing a 6.9% increase. Automobile contracts outstanding totaled $944.1 million at September 30, 2007, compared with $803.7 million at September 30, 2006, representing a 17.5% increase. During the third quarter of 2007, UPFC opened two new auto finance branches and closed four underperforming branches bringing its total to 142 branches in 37 states. The impairment charge for the costs associated with the closure of these four branches did not have a material impact on UPFC’s financial statements.

On October 18, 2007, UPFC executed a twelve month extension of its existing $300 million warehouse facility with Deutsche Bank. There were no material changes to the existing warehouse agreement.

The decrease in income from continuing operations for the third quarter of 2007 compared to the third quarter of 2006 primarily reflects the following:

•
Interest income increased 17.5% to $59.7 million from $50.8 million due primarily to the increase in average loans of $147.5 million as a result of the purchase of additional automobile contracts in existing and new markets consistent with UPFC’s controlled growth strategy.

•
Interest expense increased 28.9% to $12.5 million from $9.7 million primarily due to the growth in the loan portfolio and higher market interest rates, coupled with the pay down of lower priced securitizations of prior years. As a result, net interest margin decreased from 81.0% for the quarter ended September 30, 2006 to 79.0% for the quarter ended September 30, 2007.

•
Provision for loan losses increased during the quarter due to a larger loan portfolio and an increase in the annualized charge-off rate to 6.66% from 5.43% for the same period a year ago. The two major factors that continue to impact our charge-off rate are general economic conditions, particularly due to increased gasoline prices and employment contraction. UPFC has slowed down originations and modified its underwriting criteria.

•
Non-interest expense as a percentage of average loans decreased to 10.08% from 10.51% for the same period a year ago primarily as a result of the improvement in operating leverage due to branch maturity and opening fewer new branch offices.

Underwriting and Strategic Plan

As previously-announced during the third quarter of 2007, UPFC made changes to its operational and strategic plan to focus on tighter underwriting criteria and slower branch expansion.

During the past year, UPFC and the industry in general have experienced a higher rate of delinquencies and losses which UPFC believes have been primarily due to general economic conditions, and particularly to increased gasoline prices and employment contraction. As a result, UPFC has modified its underwriting criteria for purchasing automobile contracts requiring higher minimum income levels and higher minimum book value in order to pursue higher-quality borrowers and more recent model year automobiles. In addition, under the revised underwriting criteria, UPFC intends to purchase contracts with terms extending up to 72 months (from up to 60 months previously) for creditworthy borrowers who can demonstrate higher income levels and better credit records.

Also, as part of the underwriting review, UPFC has increased pricing for purchasing automobile contracts in 22 states by almost 100 basis points in APR. The states affected by the new pricing account for approximately 60% of UPFC’s current originations and UPFC expects that the impact will result in a gradual increase of approximately 60 basis points in weighted average yield over the next few years.

While UPFC has traditionally achieved growth in the origination of purchased automobile contracts through the opening of new branch offices, it now intends to pursue controlled growth through a combination of expanding its more seasoned branch offices and opening fewer new branch offices. This change is designed to improve individual branch profitability, enhance loan servicing and facilitate more effective branch management while at the same time continue to grow originations 10% to 20% over time.

Securitizations

In August 2007, UPFC executed a clean up call on the remaining 10% of the notes payable that were issued in its 2004A securitization transaction. UPFC anticipates that it will continue to execute clean up calls for its securitizations in the future.

The following table lists each of UPFC’s securitizations as of September 30, 2007:

Issue Number	Issuance Date	Maturity Date(1)	Original Balance	Remaining Balance at September 30, 2007
(Dollars in thousands)
2004A	September 22, 2004	September 2010	$420,000	$—
2005A	April 14, 2005	December 2010	$195,000	$37,738
2005B	November 10, 2005	August 2011	$225,000	$71,764
2006A	June 15, 2006	May 2012	$242,000	$119,842
2006B	December 14, 2006	August 2012	$250,000	$166,748
2007A	June 14, 2007	July 2013	$250,000	$221,612
		Total	$1,582,000	$617,704

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(1) Contractual maturity of the last maturity class of notes issued by the related securitization owner trust.

United PanAm Financial Corp.

UPFC is a specialty finance company engaged in automobile finance, which includes the purchasing, warehousing, securitizing and servicing of automobile installment sales contracts originated by independent and franchised dealers of used automobiles. UPFC conducts its automobile finance business through its wholly-owned subsidiary, United Auto Credit Corporation, with 142 branch offices in 37 states.

Forward Looking Statements

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives, intentions and projections. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “realize,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the Company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as our recent shift of the funding source of our business; our dependence on securitizations; our need for substantial liquidity to run our business; loans we made to credit-impaired borrowers; reliance on operational systems and controls and key employees; competitive pressures which we face; rapid growth of our business; fluctuations in market rates of interest; general economic conditions; the effects of accounting changes; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. UPFC undertakes no obligation to publicly update or revise any forward-looking statements.

# # #
Editors Note: Four pages of selected financial data follow.

United PanAm Financial Corp. and Subsidiaries
Consolidated Statements of Financial Condition

	September 30, 2007	December 31, 2006
(Dollars in thousands)
Assets
Cash	$9,928	$8,389
Short term investments	6,984	19,905
Cash and cash equivalents	16,912	28,294
Restricted cash	72,145	67,987
Loans	898,373	774,075
Allowance for loan losses	(46,050)	(36,037)
Loans, net	852,323	738,038
Premises and equipment, net	6,779	5,034
Interest receivable	10,186	9,018
Other assets	32,277	31,118
Total assets	$990,622	$879,489

Liabilities and Shareholders’ Equity
Securitization notes payable	$617,704	$698,337
Warehouse line of credit	193,202	—
Accrued expenses and other liabilities	10,853	10,977
Junior subordinated debentures	10,310	10,310
Total liabilities	832,069	719,624

Preferred stock (no par value):
Authorized, 2,000,000 shares; no shares issued and outstanding at September 30, 2007 and December 31, 2006	—	—
Common stock (no par value):
Authorized, 30,000,000 shares; 15,732,399 and 16,713,838 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	49,081	60,614
Retained earnings	109,472	99,251
Total shareholders’ equity	158,553	159,865

Total liabilities and shareholders’ equity	$990,622	$879,489

United PanAm Financial Corp. and Subsidiaries
Consolidated Statements of Income

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Interest Income
Loans	$58,668	$49,967	$166,966	$140,999
Short term investments and restricted cash	1,058	848	3,039	2,145
Total interest income	59,726	50,815	170,005	143,144
Interest Expense
Securitization notes payable	10,171	7,906	27,922	19,538
Warehouse line of credit	2,058	1,549	5,924	5,431
Other interest expense	303	219	801	615
Total interest expense	12,532	9,674	34,647	25,584
Net interest income	47,194	41,141	135,358	117,560
Provision for loan losses	20,031	13,016	48,536	29,555
Net interest income after provision for loan losses	27,163	28,125	86,822	88,005

Non-interest Income
Redemption of preferred stock-investment in AirTime Technologies, Inc.	—	—	—	520
Other non-interest income	469	320	1,316	868
Total non-interest income	469	320	1,316	1,388

Non-interest Expense
Compensation and benefits	15,054	13,147	45,987	37,841
Occupancy	2,372	1,901	6,818	5,365
Other non-interest expense	6,303	5,804	18,659	15,943
Total non-interest expense	23,729	20,852	71,464	59,149

Income from continuing operations before income taxes	3,903	7,593	16,674	30,244
Income taxes	1,345	3,091	6,453	12,259
Income from continuing operations	2,558	4,502	10,221	17,985
Loss from discontinued operations, net of tax	—	—	—	(684)
Net income	$2,558	$4,502	$10,221	$17,301
Earnings (loss) per share-basic:
Continuing operations	$0.16	$0.26	$0.64	$1.03
Discontinued operations	—	—	—	(0.04)
Net income	$0.16	$0.26	$0.64	0.99
Weighted average basic shares outstanding	15,732	17,173	15,990	17,524
Earnings (loss) per share-diluted:
Continuing operations	$0.16	$0.25	$0.62	$0.95
Discontinued operations	—	—	—	(0.04)
Net income	$0.16	$0.25	$0.62	$0.91
Weighted average diluted shares outstanding	16,044	18,121	16,558	18,955

United PanAm Financial Corp. and Subsidiaries
Consolidated Statement of Changes in Shareholders’ Equity

	Number of Shares	Common Stock	Retained Earnings	Total Shareholders’ Equity
	(Dollars in thousands)
Balance, December 31, 2006	16,713,838	$60,614	$99,251	$159,865
Net income	—	—	10,221	10,221
Exercise of stock options, net	31,774	143	—	143
Tax effect of exercised stock options	—	112	—	112
Repurchase of common stock	(1,013,213)	(13,188)	—	(13,188)
Stock-based compensation expense	—	1,400	—	1,400

Balance, September 30, 2007	15,732,399	$49,081	$109,472	$158,553

United PanAm Financial Corp. and Subsidiaries
Selected Financial Data

(Dollars and shares in thousands)	At or For the Three Months Ended				At or For the Nine Months Ended
	September 30, 2007		September 30, 2006		September 30, 2007		September 30, 2006

Operating Data
Contracts purchased	$149,294		$139,617		$484,741		$433,926
Contracts outstanding	$944,101		$803,692		$944,101		$803,692
Unearned acquisition discounts	$(45,728)		$(39,495)		$(45,728)		$(39,495)
Average loan balance	$934,334		$786,880		$887,548		$738,923
Unearned acquisition discounts to gross loans	4.84%		4.91%		4.84%		4.91%
Average percentage rate to borrowers	22.62%		22.69%		22.62%		22.69%

Loan Quality Data
Allowance for loan losses	$(46,050)		$(32,905)		$(46,050)		$(32,905)
Allowance for loan losses to gross loans net of unearned acquisition discounts	5.13%		4.31%		5.13%		4.31%
Delinquencies (% of net contracts) 31-60 days 61-90 days 90+ days	0.71 0.28 0.18	% % %	0.66 0.25 0.13	% % %	0.71 0.28 0.18	% % %	0.66 0.25 0.13	% % %
Total	1.17%		1.04%		1.17%		1.04%
Repossessions over 30 days past due (% of net contracts)	0.76%		0.62%		0.76%		0.62%
Annualized net charge-offs to average loans(1)	6.66%		5.43%		5.80%		4.66%

Other Data
Number of branches	142		125		142		125
Interest Income	$59,726		$50,815		$170,005		$143,144
Interest Expense	$12,532		$9,674		$34,647		$25,584
Net interest margin	$47,194		$41,141		$135,358		$117,560
Net interest margin as a percentage of interest income	79.02%		80.96%		79.62%		82.13%
Net interest margin as a percentage of average loans (1)	20.04%		20.74%		20.39%		21.27%
Non-interest expense to average loans (1)	10.08%		10.51%		10.77%		10.70%
Return on average assets from continuing operations (1)	1.03%		2.11%		1.45%		3.04%
Return on average shareholders’ equity (1)	6.46%		10.83%		8.72%		14.72%
Consolidated capital to assets ratio	16.01%		18.42%		16.01%		18.42%

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(1) Quarterly and nine month information is annualized for comparability with full year information.